Exhibit 99.1

NEWS

Susan K. Barnes and Mythili Sankaran Join Sanmina’s Board of Directors

San Jose, CA – June 13, 2023. Sanmina Corporation (“Sanmina” or the “Company”) (NASDAQ: SANM), a leading integrated manufacturing solutions company, today announced the appointment of Susan K. Barnes and Mythili Sankaran to the Company's Board of Directors effective June 12, 2023.

Susan K. Barnes

Barnes has over 30 years of experience in financial management with private and public technology companies. Before retiring, Barnes was Executive Vice President and Chief Financial Officer of Pacific Biosciences, Inc., a life sciences technology company, from 2010 to 2020. During her tenure, she was instrumental in the company’s IPO and equity follow-ons. From 1997 to 2005, Barnes was Senior Vice President, Finance and CFO at Intuitive Surgical, a medical device manufacturer. From 1994 to 1996, she was Managing Director of the private equity group at Jefferies & Company. From 1991 to 1994, she was CFO and Managing Director of Richard C. Blum & Associates. In 1985, Barnes, Steve Jobs and four others founded NeXT Computer; she was Vice President and CFO until 1991. From 1981 to 1985, she was the Controller of Apple’s Macintosh division.

Barnes earned her AB from Bryn Mawr College and MBA from the Wharton Graduate Division of the University of Pennsylvania.

Mythili Sankaran

Sankaran has over 30 years of experience in the technology sector, spanning semiconductors, telecommunications & networking and internet software. Since 2021, Sankaran has served as CEO and Co-founder of Neythri.org, a global community of professional South Asian women, and the Founding Managing Partner of the Neythri Futures Fund, a venture fund for and by women. From 2009 to 2014, Sankaran was the Senior Executive Director & Head, Western Region for the U.S. India Business Council (USIBC). She was responsible for deepening trade and commercial ties between U.S. and Indian companies, primarily focusing on growth in the tech industry. Before USIBC, Sankaran was the CEO of Koollage, Inc., a telecom/web startup. Earlier in her career she held senior leadership positions at Palmsource, eVoice, Lucent Technologies, AT&T Bell Labs Innovations and IBM Research Labs.

Sankaran has a Master’s degree in Electronics from the University of Mumbai, an MS in Physics from Texas Tech University, an Executive mini-MBA from the Wharton School and is an alum of the Stanford Executive Program.

"We are pleased to have Susan and Mythili join Sanmina's Board. They each bring a wealth of knowledge and leadership experience to complement our existing team of accomplished directors. We look forward to working with them and gaining their perspective as we continue to position the Company for the future," said Jure Sola, Chairman and Chief Executive Officer of Sanmina Corporation.

About Sanmina

Sanmina Corporation is a leading integrated manufacturing solutions provider serving the fastest growing segments of the global Electronics Manufacturing Services (EMS) market. Recognized as a technology leader, Sanmina provides end-to-end manufacturing solutions, delivering superior quality and support to Original Equipment Manufacturers (OEMs) primarily in the industrial, medical, defense and aerospace, automotive, communications networks and cloud solutions markets. Sanmina has strategically located in key regions throughout the world. More information about the Company is available at www.sanmina.com.

Sanmina Contact

Paige Melching

SVP, Investor Communications

408-964-3610